Exhibit 99.1
Super Micro Computer, Inc. Announces 1st Quarter 2016 Financial Results
SAN JOSE, Calif., October 22, 2015 (BUSINESS WIRE) -- Super Micro Computer, Inc. (NASDAQ:SMCI), a global leader in high-performance, high-efficiency server, storage technology and green computing, today announced first quarter fiscal 2016 financial results for the quarter ended September 30, 2015. The final results are in line with the preliminary results announced by the Company on October 8, 2015.
Fiscal 1st Quarter Highlights

•	Quarterly net sales of $530.2 million, down 7.6% from the fourth quarter of fiscal year 2015 and up 19.6% from the same quarter of last year.

•	GAAP net income of $20.5 million, down 23.2% from the fourth quarter of fiscal year 2015 and down 1.8% from the same quarter of last year.

•	GAAP gross margin was 15.6% in the first quarter of fiscal year 2016, the fourth quarter of fiscal year 2015 and the same quarter of last year.

•	Server solutions accounted for 69.2% of net sales compared with 61.7% in the fourth quarter of fiscal year 2015 and 57.7% in the same quarter of last year.

Net sales for the first quarter ended September 30, 2015 totaled $530.2 million, down 7.6% from $573.6 million in the fourth quarter of fiscal year 2015. One customer accounted for 11.9% of net sales during the quarter ended September 30, 2015.
GAAP net income for the first quarter of fiscal year 2016 was $20.5 million or $0.40 per diluted share, a decrease of 1.8% from net income of $20.9 million, or $0.42 per diluted share in the same period a year ago. Included in net income for the quarter is $3.9 million of stock-based compensation expense (pre-tax). Excluding this item and the related tax effect, non-GAAP net income for the first quarter was $23.4 million, or $0.45 per diluted share, compared to non-GAAP net income of $23.2 million, or $0.46 per diluted share, in the same quarter of the prior year. On a sequential basis, non-GAAP net income decreased from the fourth quarter of fiscal year 2015 by $6.6 million or $0.12 per diluted share.
GAAP gross margin was 15.6% for the first quarter of fiscal year 2016, the fourth quarter of fiscal year 2015 and the same period a year ago. Non-GAAP gross margin was 15.7% for the first quarter of fiscal year 2016, the fourth quarter of fiscal year 2015 and the same period a year ago.
The GAAP income tax provision was $11.3 million or 35.6% of income before tax provision compared to $10.6 million or 33.7% in the same period a year ago and $13.8 million or 34.1% in the fourth quarter of fiscal year 2015.
The Company's cash and cash equivalents and short and long term investments at September 30, 2015 were $113.6 million compared to $98.1 million at June 30, 2015. Free cash flow for the three months ended September 30, 2015 was $12.6 million, primarily due to an increase in the Company's cash provided by operating activities and partially offset by the cash used in the development and construction of improvements on the Company's property.
Business Outlook & Management Commentary
The Company expects net sales of $580 million to $630 million for the second quarter of fiscal year 2016 ending December 31, 2015. The Company expects non-GAAP earnings per diluted share of approximately $0.54 to $0.64 for the second quarter.
“As previously disclosed, first quarter revenue was lower than expected due to stronger seasonal effects combined with customer push outs and weaker European and Asia business activity. Nonetheless, with 19.6% growth in a seasonally weak quarter, we are off to a strong start to fiscal 2016. Our growth strategy for 2016 will be to continue to introduce new technologies such as NVMe and all flash storage array to evolve and grow key business verticals in Storage, Cloud/Internet Datacenter, HPC, Embedded and Enterprise,” said Charles Liang, Chairman and Chief Executive Officer. “With our system management software, onsite service and system solution capacity are fully ready for the worldwide market, we expect to continue our strong growth with over 20% revenue growth for fiscal 2016”.
It is currently expected that the outlook will not be updated until the Company’s next quarterly earnings announcement, notwithstanding subsequent developments. However, the Company may update the outlook or any portion thereof at any time. Such updates will take place only by way of a news release or other broadly disseminated disclosure available to all interested parties in accordance with Regulation FD.
Conference Call Information
Super Micro Computer will discuss these financial results in a conference call at 2:00 p.m. PT, today. To participate in the conference, please call 1-888-401-4668 (International callers dial 1-719-325-2464) 10 minutes prior. A recording of the conference will be available until 11:59 pm (Eastern Time) on Thursday, November 5, 2015, by dialing 1-877-870-5176 (International callers dial 1-858-384-5517) and entering replay PIN 9354543. The live web cast and recording of the call will be available on the Investor Relations section at www.supermicro.com two hours after the conference conclusion. They will remain available until the Company's next earnings call.

Cautionary Statement Regarding Forward Looking Statements
Statements contained in this press release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate, among other things, to our expected financial and operating results, our ability to build and grow Super Micro Computer, the benefits of our products and our ability to achieve our goals, plans and objectives. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from those anticipated. These include, but are not limited to: our dependence on continued growth in the markets for X86, blade servers and embedded applications, increased competition, difficulties of predicting timing, introduction and customer acceptance of new products, poor product sales, difficulties in establishing and maintaining successful relationships with our distributors and vendors, shortages or price fluctuations in our supply chain, our ability to protect our intellectual property rights, our ability to control the rate of expansion domestically and internationally, difficulty managing rapid growth and general political, economic and market conditions and events. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in our filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.
Use of Non-GAAP Financial Measures
Non-GAAP gross margin discussed in this press release excludes stock-based compensation expense. Non-GAAP net income and net income per share discussed in this press release exclude stock-based compensation expense and the related tax effect of the applicable items. Management presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management uses the non-GAAP financial measures for planning purposes, including analysis of the Company's performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company's financial and operational performance. However, these non-GAAP financial measures have limitations as an analytical tool, and are not intended to be an alternative to financial measures prepared in accordance with GAAP. Pursuant to the requirements of SEC Regulation G, detailed reconciliations between the Company's GAAP and non-GAAP financial results is provided at the end of this press release. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the Company's SEC filings.
About Super Micro Computer, Inc.
Supermicro® (NASDAQ: SMCI), a global leader in high-performance, high-efficiency server technology and innovation is a premier provider of end-to-end green computing solutions for Data Center, Cloud Computing, Enterprise IT, Hadoop/Big Data, HPC and Embedded Systems worldwide. Supermicro's advanced Server Building Block Solutions® offer a vast array of components for building energy-efficient, application-optimized, computing solutions. Architecture innovations include Twin, FatTwin™, MicroCloud, MicroBlade, SuperBlade®, Double-sided Storage®, Battery Backup Power (BBP®) modules and WIO/UIO. Products include servers, blades, GPU systems, workstations, motherboards, chassis, power supplies, storage, networking, server management software and SuperRack® cabinets/accessories delivering unrivaled performance and value.
Founded in 1993 and headquartered in San Jose, California, Supermicro is committed to protecting the environment through its "We Keep IT Green®" initiative. The Company has global logistics and operations centers in Silicon Valley (USA), the Netherlands (Europe) and its Science & Technology Park in Taiwan (Asia).
Supermicro, FatTwin, UltraTwin, TwinPro, SuperBlade, Double-Sided Storage, BBP, SuperRack, Building Block Solutions and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc. All other brands, names and trademarks are the property of their respective owners.

SUPER MICRO COMPUTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	September 30,	June 30,
	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$110,894	$95,442
Accounts receivable, net	297,078	322,594
Inventory	461,371	463,493
Deferred income taxes – current	18,712	17,863
Prepaid income taxes	2,391	7,507
Prepaid expenses and other current assets	7,796	7,516
Total current assets	898,242	914,415
Long-term investments	2,633	2,633
Property, plant and equipment, net	169,149	163,038
Deferred income taxes – noncurrent	5,816	4,497
Other assets	6,147	5,226
Total assets	$1,081,987	$1,089,809

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$263,223	$299,774
Accrued liabilities	46,967	46,743
Income taxes payable	14,866	14,111
Short-term debt and current portion of long-term debt	94,574	93,479
Total current liabilities	419,630	454,107
Long term debt-net of current portion	233	933
Other long-term liabilities	17,215	15,684
Total liabilities	437,078	470,724
Stockholders' equity:
Common stock and additional paid-in capital	252,426	247,081
Treasury stock (at cost)	(2,030)	(2,030)
Accumulated other comprehensive loss	(98)	(80)
Retained earnings	394,444	373,950
Total Super Micro Computer Inc. stockholders' equity	644,742	618,921
Noncontrolling interest	167	164
Total stockholders' equity	644,909	619,085
Total liabilities and stockholders' equity	$1,081,987	$1,089,809

SUPER MICRO COMPUTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2015	2014
Net sales	$530,235	$443,322
Cost of sales	447,403	374,129
Gross profit	82,832	69,193
Operating expenses:
Research and development	28,326	21,509
Sales and marketing	14,249	11,002
General and administrative	8,200	5,056
Total operating expenses	50,775	37,567
Income from operations	32,057	31,626
Interest and other income, net	87	35
Interest expense	(324)	(196)
Income before income tax provision	31,820	31,465
Income tax provision	11,326	10,602
Net income	$20,494	$20,863
Net income per common share:
Basic	$0.43	$0.46
Diluted	$0.40	$0.42
Weighted-average shares used in calculation of net income per common share:
Basic (a)	47,517	45,473
Diluted (b)	51,352	49,687

Stock-based compensation is included in the following cost and expense categories by period (in thousands):

	Three Months Ended September 30,
	2015	2014
Cost of sales	$240	$207
Research and development	2,402	1,896
Sales and marketing	404	365
General and administrative	830	512

SUPER MICRO COMPUTER, INC
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(In thousands)
(Unaudited)
	Three Months Ended September 30,
	2015	2014
OPERATING ACTIVITIES:
Net income	$20,494	$20,863
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	2,753	1,847
Stock-based compensation expense	3,876	2,980
Excess tax benefits from stock-based compensation	(134)	(705)
Allowance for doubtful accounts	98	(54)
Provision for inventory	1,718	1,660
Exchange gain	(2,007)	(235)
Deferred income taxes, net	(2,221)	973
Changes in operating assets and liabilities:
Accounts receivable, net	25,418	18,422
Inventory	404	(27,364)
Prepaid expenses and other assets	(1,247)	1,547
Accounts payable	(37,652)	2,131
Income taxes payable, net	6,787	6,726
Accrued liabilities	484	(1,903)
Other long-term liabilities	1,535	158
Net cash provided by operating activities	20,306	27,046

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(7,662)	(2,766)
Restricted cash	(3)	10
Net cash used in investing activities	(7,665)	(2,756)

FINANCING ACTIVITIES:
Proceeds from debt	4,700	—
Repayment of debt	(2,900)	(8,500)
Proceeds from exercise of stock options	951	4,485
Excess tax benefits from stock-based compensation	134	705
Payment of obligations under capital leases	(39)	(28)
Payments under receivable financing arrangements	(37)	(4)
Minimum tax withholding paid on behalf of employees for restricted stock awards	(196)	—
Net cash provided by (used in) financing activities	2,613	(3,342)
Effect of exchange rate fluctuations on cash	198	(308)
Net increase in cash and cash equivalents	15,452	20,640
Cash and cash equivalents at beginning of period	95,442	96,872
Cash and cash equivalents at end of period	110,894	117,512
Supplemental disclosure of cash flow information:
Cash paid for interest	298	202
Cash paid for taxes, net of refunds	5,736	3,123
Non-cash investing and financing activities:
Equipment purchased under capital leases	42	256
Accrued costs for property, plant and equipment purchases	5,735	2,976

SUPER MICRO COMPUTER, INC
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2015	2014
GAAP GROSS PROFIT	$82,832	$69,193
Add back stock-based compensation (a)	240	207
Non-GAAP GROSS PROFIT	$83,072	$69,400

GAAP GROSS MARGIN	15.6%	15.6%
Add back stock-based compensation (a)	0.1%	0.1%
Non-GAAP GROSS MARGIN	15.7%	15.7%

GAAP INCOME FROM OPERATIONS	$32,057	$31,626
Add back stock-based compensation (a)	3,876	2,980
Non-GAAP INCOME FROM OPERATIONS	$35,933	$34,606

GAAP NET INCOME	$20,494	$20,863
Add back stock-based compensation (a)	3,876	2,980
Add back adjustments to tax provision (b)	(948)	(658)
Non-GAAP NET INCOME	$23,422	$23,185

GAAP NET INCOME PER COMMON SHARE – BASIC	$0.43	$0.46
Add back stock-based compensation and adjustments to tax provision (a) (b)	0.06	0.05
Non-GAAP NET INCOME PER COMMON SHARE – BASIC	$0.49	$0.51

GAAP NET INCOME PER COMMON SHARE – DILUTED	$0.40	$0.42
Add back stock-based compensation and adjustments to tax provision (a) (b)	0.05	0.04
Non-GAAP NET INCOME PER COMMON SHARE – DILUTED	$0.45	$0.46

WEIGHTED-AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE
BASIC –GAAP	47,517	45,473
BASIC - Non-GAAP	47,517	45,473

DILUTED – GAAP	51,352	49,687
DILUTED - Non-GAAP	52,042	50,305

(a) Amortization of ASC Topic 718 stock-based compensation for the three months ended September 30, 2015 and 2014.
(b) The provision of income taxes used in arriving at the non-GAAP net income was computed using an income tax rate of 34.4% and 32.7% for the three months ended September 30, 2015 and 2014, respectively.

SOURCE: Super Micro Computer, Inc.
Super Micro Computer, Inc.
Howard Hideshima, 408-503-8000
SVP, Chief Financial Officer
ir@supermicro.com
or
Perry G. Hayes
SVP, Investor Relations
ir@supermicro.com
SMCI-F